Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports First Quarter Earnings

SAN JOSE, April. 17, 2006 – Knight Ridder (NYSE:KRI) earned $.42 per diluted share in the first quarter of 2006. This compares to the first quarter of 2005 in which earnings per diluted share of $.79 were reported, but which included $.04 per diluted share of discontinued operations in Detroit and Tallahassee (sold in the third quarter of 2005) and $.10 per diluted share due to the benefit of capital loss carry-forwards.

Included in the results for the first quarter of 2006 are (a) expenses of $.06 per diluted share associated with the evaluation of corporate strategic alternatives, and (b) $.05 per diluted share for the recording of equity-based compensation.

The following numbers are all in comparison to the first quarter of 2005: Total operating revenue of $739.9 million was up $28.1 million, or 3.9%. Total advertising revenue of $582.7 million was up $24.6 million, or 4.4%. Total circulation revenue of $135.9 million was up 2.8%. Total costs of $651.5 million were up by $44.8 million, or 7.4%. Operating profit of $88.4 million was down $16.7 million, or 15.9%.

The results for the first quarter of 2006 were impacted by the following costs and benefits:

	Operating Profit		Net Income from Continuing Operations		EPS from Continuing Operations
	2006	2005	2006	2005	2006	2005
Consolidated, GAAP	$88,424	$105,103	$28,377	$57,079	$0.42	$0.75

Items included above:
Exploration of strategic alternatives	$6,000		$3,757	$—	$0.06	$—
Equity compensation (FAS 123R)	5,000		3,131		0.05
Interest expense			20,523	12,089	0.30	0.16
Benefit of capital loss carry-forwards				(7,315)		(0.10)

Pro Forma

On Aug. 29, 2005, Knight Ridder acquired The (Boise) Idaho Statesman, The (Olympia, Wash.) Olympian and The Bellingham (Wash.) Herald in exchange for the Tallahassee (Fla.) Democrat and cash. Accordingly, results from these three acquired newspapers are included for the first quarter of 2006.

On a pro forma basis, as if these newspapers had been owned on Dec. 27, 2004, and removing results from discontinued operations in Detroit and Tallahassee for both years, operating revenue for the first quarter of 2006 was up 0.5%. Total advertising revenue was up 1.0%. Circulation revenue was down 1.2%. Total costs were up 4.3%. Operating profit was down 20.4%; excluding exploration of strategic alternatives and equity compensation, it was down 10.5%.

In the remainder of this report, variances provided will be pro forma unless otherwise indicated. All references to “comparable” and “pro forma” results are non-GAAP financial measures. Management believes that this use allows management and investors to analyze and compare the company’s results in a more meaningful and consistent manner. A reconciliation of the non-GAAP amounts to the company’s consolidated statements of income is attached.

Chairman’s Comments

Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “The quarter was challenging. With total ad revenue up only 1%, and with the persistence of the soft revenue patterns across the industry for many months now (employment and real estate excepted), we continue to look to the second half for improvement.

“Results were particularly weak in Akron and Philadelphia, where ad revenue was down 10.8% and 5.5%, respectively. The operating profit downturn at these two newspapers represented 37% of the downturn in GAAP operating profit and 53% of the downturn in adjusted pro forma operating profit, as indicated in the attachment. Pro forma operating profit was down by $22.7 million; excluding one-time items, it was down $11.7 million.

“On the other hand, results were encouraging at a number of the newspapers, including good gains in the markets that have tended to be strong for some time – overall ad revenue was up 8.6% in Contra Costa, 6.1% in San Jose, 4.6% in St. Paul, 4.1% in Miami and 3.8% in Fort Worth. In this respect, it is worth noting that the increase in advertising revenue for the 20 newspapers that The McClatchy Company intends to retain in its proposed acquisition of Knight Ridder, was 2.3% in the first quarter of 2006. Advertising revenue for the 12 newspapers that McClatchy intends to divest declined by 0.4%.

“Overall costs for the quarter, less fees for strategic alternatives and stock option expensing, were tight – up just 2.5% despite a 7.8% rise in newsprint, ink and supplements. (Without newsprint, costs would have been up 1.5%.)

“In that regard, I should also point out that because of the required accounting treatment for Detroit under the Joint Operating Agreement – showing only our share of the profits – we saved nothing on expenses with its divestiture. As shown in the attached schedule, however, the acquisition of the three newspapers in the West, added expenses of $18.2 million on a pro forma basis in this quarter.

“The biggest negative for us in terms of earnings per share was a 73.6% rise in interest expense – the result of both increased borrowing last year and ongoing hikes in interest rates. Coupled with fees for our recent exploration of strategic options and the implementation, this year, of stock option expensing, we are looking at approximately $0.25 per diluted share that was not weighing on us in the same quarter last year.

“Two bright spots in the quarter were Knight Ridder Digital’s performance, with total online revenue of $51.1 million, up 36.5%, and targeted publication revenue of $50.1 million, up 23.9%.

“At the end of the quarter, we had 67.6 million actual shares outstanding. We did not repurchase any shares during the quarter.”

Comment on Operations

Steve Rossi, Knight Ridder senior vice president and chief financial officer, said: “For the first quarter of 2006, overall advertising trends were much as they have been for several months: Retail was down 0.8%, national was down 9.0% and classified was up 7.3%. Employment was up 14.6%; real estate was up 21.8%, and auto was down 11.4%.

“January advertising revenue was the strongest of the quarter – up 3.0%. February was the weakest – down 1.7%. March, up 1.6%, fell between the two.

“Retail advertising softened as the quarter progressed. It was up 2.1% in January, but down 1.0% in February and down 3.6% in March. Easter, which can be a catalyst for retail strength, may have contributed to stiff comparisons; last year it fell in late March. This year, for the quarter, retail was soft in all large markets except San Jose, Charlotte and Fort Worth.

“Within retail, home furnishings, grocery and office supplies all showed strength, up 2.7%, 3.4% and 10.7%, respectively. But department stores were soft, down 8.0% as a group, with Hecht’s and Dillard’s down 18.3% and 13.3%, respectively. Home electronics and general merchandise were also soft, both down 8.3% in the major markets. Local retailers, which comprise the mid-sized and smaller accounts – and approximately 57.5% of the category – were up 3.9% in the metro markets.

“National advertising was poor throughout the quarter, with January down 0.6%, February down 21.6% and March down 5.9%. Philadelphia, San Jose, Akron and Charlotte were all down double digits for the quarter. Miami was down high-single digits. Kansas City was down mid-single digits. St. Paul and Fort Worth were up 7.0% and 6.7%, respectively.

“Within national, all large segments were down in the metro markets. Telecommunications, which accounts for about 28% of the category, was down 6.1%. National auto, about 11% of the category, was off 35.7%, reflecting primarily a precipitous drop in General Motors spending. Entertainment, nearly 8% of the category, declined 16.9%. Airlines were down 29.5%. Preprints declined 6.6%. The balance of the category, combined, was up 1.7%.

“Classified strengthened during the quarter, up 5.5% in January, 6.0% in February and 10.7% in March. Very likely, the Easter shift from late March in 2005 to mid April in 2006 explains the relative strength this year. Easter Sunday is typically a poor day for classified.

“Within the category, employment was strong throughout the quarter – up 13.3% in January, 10.4% in February and 20.5% in March. Real estate was strong also: up 15.5% in January, 21.0% in February and 29.3% in March. Auto was consistent: down 9.9% in January, 13.1% in February and 11.7% in March.

“Other revenue was down 1.7% for the quarter, reflecting a drop in commercial printing.

“In the quarter, circulation copies were down 4.3% daily and 4.4% Sunday. Circulation revenue declined 1.2%.

“Effective cost control, as Tony noted, continued to be a very strong part of the Knight Ridder story this quarter. As anticipated, the per ton cost of newsprint was up 14.2% while consumption decreased 6.4%. Wages and employee benefits were up 2.4%; without stock option expensing, they were up 0.8%. Benefits were up 1.3%. Other operating costs were up 5.3%; without fees associated with the exploration of strategic alternatives, they were up 2.0%. Depreciation and amortization was up 5.8% as a result of beginning to depreciate the new plant in Kansas City.

“Losses from equity investments increased by 14.6%. The declines divided approximately evenly between our newsprint mills, which faced higher energy costs, and various Internet investments, including CareerBuilder – which experienced high promotional spending in the first quarter. The Seattle Times showed a positive swing.

“Current debt stands at $2.1 billion. The average cost of that debt during the quarter was 6.2%, versus an average cost at the same time last year of 5.4%. The tax rate during the first quarter was 37.4%.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the pending acquisition of Knight Ridder by The McClatchy Company, effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is one of the nation’s leading providers of news, information and advertising, in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.1 million daily and 11.5 million Sunday. It has Web sites in all of its markets and a variety of investments in Internet and technology companies. It publishes a growing portfolio of targeted publications and maintains investments in two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

McClatchy plans to file with the SEC a Registration Statement on Form S-4 in connection with the merger transaction with Knight Ridder, and Knight Ridder and McClatchy plan to file with the SEC and mail to their respective stockholders an Information Statement/Proxy Statement/Prospectus in connection with the merger transaction. The Registration Statement and the Information Statement/Proxy Statement/Prospectus will contain important information about Knight Ridder, McClatchy, the merger transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Information Statement/Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Information Statement/Proxy Statement/Prospectus and other documents filed with the SEC by Knight Ridder and McClatchy through the Web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Information Statement/Proxy Statement/Prospectus when they become available from Knight Ridder by contacting Investor Relations at www.knightridder.com, by mail to Suite 1500, 50 West San Fernando St., San Jose, CA 95113 or by telephone at 408-938-7838 from McClatchy by contacting Investor Relations at www.mcclatchy.com, by mail to 2100 Q Street, Sacramento, CA 95816 or by telephone at 916-321-1846.

Knight Ridder and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Knight Ridder in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the Information Statement/Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Knight Ridder’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on or about March 24, 2005. This document is available free of charge at the SEC’s Web site at www.sec.gov and from Knight Ridder by contacting Investor Relations at www.knightridder.com, by mail to Suite 1500, 50 West San Fernando St., San Jose, CA 95113 or by telephone at 408-938-7838.

McClatchy and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Knight Ridder in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the Information Statement/Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in McClatchy’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on or about March 28, 2005. This document is available free of charge at the SEC’s Web site at www.sec.gov and from McClatchy by contacting Investor Relations at www.mcclatchy.com, by mail to 2100 Q Street, Sacramento, CA 95816 or by telephone at 916-321-1846.

(FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME

(Unaudited - in thousands, except per share data)

	Quarter Ended
	March 26, 2006	March 27, 2005
OPERATING REVENUE
Advertising
Retail	$252,336	$245,462
National	87,030	95,059
Classified	243,295	217,558

Total	582,661	558,079
Circulation	135,912	132,270
Other	21,315	21,426

Total Operating Revenue	739,888	711,775

OPERATING COSTS
Labor and employee benefits	324,161	307,090
Newsprint, ink and supplements	106,994	96,393
Other operating costs	192,961	179,529
Depreciation and amortization	27,348	23,660

Total Operating Costs	651,464	606,672

OPERATING INCOME	88,424	105,103

OTHER EXPENSE
Interest expense	(32,785)	(18,889)
Interest income	49	44
Interest expense capitalized	1,460	1,679

Interest expense, net	(31,276)	(17,166)
Equity in earnings (losses), of unconsolidated companies and joint ventures	(10,461)	(9,132)
Minority interest in earnings of consolidated subsidiaries	(1,638)	(1,710)
Other, net	267	632

Total Other Expense	(43,108)	(27,376)

Income before income taxes	45,316	77,727
Income taxes	16,939	20,648

Income from Continuing Operations	28,377	57,079
Income from discontinued Detroit and Tallahassee operations, net of income taxes	—	3,420

Net Income	$28,377	$60,499

Earnings Per Share
Basic:
Income from continuing operations	$0.42	$0.76
Income from discontinued Detroit and Tallahassee operations, net of tax	—	0.04

Net Income	$0.42	$0.80

Diluted:
Income from continuing operations	$0.42	$0.75
Income from discontinued Detroit and Tallahassee operations, net of tax	—	0.04

Net Income	$0.42	$0.79

DIVIDENDS DECLARED PER COMMON SHARE	$0.370	$0.345

AVERAGE SHARES OUTSTANDING (000s)
Basic	67,081	75,562
Diluted	67,757	76,279

	1st Quarter
GAAP	2006	2005	$ Var	% Var
Operating profit	$88,424	$105,103	$(16,679)	(15.9)
Exploration of Strategic Alternatives	6,000	—	—	—
Equity Compensation	5,000	—	—	—

Adjusted operating profit	$99,424	$105,103	$(5,679)	(5.4)

Net income	$28,377	$60,499	$(32,122)	(53.1)
Discontinued operations	—	$(3,420)	—	—

Net income from continuing operations	$28,377	$57,079	$(28,702)	(50.3)

Exploration of Strategic Alternatives	3,757	—	—	—
Equity Compensation	3,131	—	—	—
Settlement of prior years’ tax matters	—	(7,315)	—	—

Adjusted net income	$35,265	$49,764	$(14,499)	(29.1)

EPS	$0.42	$0.79	$(0.37)	(47.0)
Discontinued operations	—	(0.04)	—	—

EPS from continuing operations	$0.42	$0.75	$(0.33)	(44.1)

Exploration of Strategic Alternatives	0.06	—	—	—
Equity Compensation	0.05	—	—	—
Settlement of prior years’ tax matters	—	(0.10)	—	—

Adjusted EPS	$0.52	$0.65	$(0.13)	(20.0)

	1st Quarter
Pro forma	2006	2005	$ Var	% Var
Operating profit	$88,424	$111,095	$(22,671)	(20.4)
Exploration of Strategic Alternatives	6,000	—	—	—
Equity Compensation	5,000	—	—	—

Adjusted operating profit	$99,424	$111,095	$(11,671)	(10.5)

Net income from continuing operations	$28,377	$61,768	$(33,391)	(54.1)
Exploration of Strategic Alternatives	3,757	—	—	—
Equity Compensation	3,131	—	—	—
Settlement of prior years’ tax matters	—	(7,315)	—	—

Adjusted net income	$35,265	$54,453	$(19,188)	(35.2)

EPS	$0.42	$0.86	$(0.44)	(51.3)
Discontinued operations	—	(0.05)	—	—

EPS from continuing operations	$0.42	$0.81	$(0.39)	(48.3)

Exploration of Strategic Alternatives	0.06	—	—	—
Equity Compensation	0.05	—	—	—
Settlement of prior years’ tax matters	—	(0.10)	—	—

Adjusted EPS	$0.52	$0.71	$(0.19)	(26.8)

	1st Quarter
GAAP	2006	2005	$ Var	% Var
Labor & Employee Benefits	$324,161	$307,090	$17,071	5.6
Equity Compensation	(5,000)	—	—	—
	—	—	—	—

Adjusted Labor & Employee Benefits	$319,161	$307,090	$12,071	3.9

Other Operating Costs	$192,961	$179,529	$13,432	7.5
Exploration of Strategic Alternatives	(6,000)	—	—	—
	—	—	—	—

Adjusted Other Operating Costs	$186,961	$179,529	$7,432	4.1

Total Operating Costs	$651,464	$606,671	$44,793	7.4
Exploration of Strategic Alternatives	(6,000)	—	—	—
Equity Compensation	(5,000)	—	—	—

Adjusted Total Operating Costs	$640,464	$606,671	$33,793	5.6

Operating profit	$88,424	$105,103	$(16,679)	(15.9)
Exploration of Strategic Alternatives	6,000	—	—	—
Equity Compensation	5,000	—	—	—

Adjusted Operating profit	$99,424	$105,103	$(5,679)	(5.4)

	1st Quarter
Pro forma	2006	2005	$ Var	% Var
Labor & Employee Benefits	$324,161	$316,481	$7,680	2.4
Equity Compensation	(5,000)	—	—	—
	—	—	—	—

Adjusted Labor & Employee Benefits	$319,161	$316,481	$2,680	0.8

Newsprint, Ink and Supplements	$106,994	$99,214	$7,780	7.8
	—	—	—	—
	—	—	—	—

Adjusted Newsprint, Ink and Supplements	$106,994	$99,214	$7,780	7.8

Other Operating Costs	$192,961	$183,288	$9,673	5.3
Exploration of Strategic Alternatives	(6,000)	—	—	—
	—	—	—	—

Adjusted Other Operating Costs	$186,961	$183,288	$3,673	2.0

Depreciation and Amortization	$27,348	$25,845	$1,503	5.8
	—	—	—	—
	—	—	—	—

Adjusted Depreciation and Amortization	$27,348	$25,845	$1,503	5.8

Total Operating Costs	$651,464	$624,828	$26,636	4.3
Exploration of Strategic Alternatives	(6,000)	—	—	—
Equity Compensation	(5,000)	—	—	—

Adjusted Total Operating Costs	$640,464	$624,828	$15,636	2.5

Operating profit	$88,424	$111,095	$(22,671)	(20.4)
Exploration of Strategic Alternatives	6,000	—	—	—
Equity Compensation	5,000	—	—	—

Adjusted Operating profit	$99,424	$111,095	$(11,671)	(10.5)